Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between CLS Holdings USA, INC., a Nevada corporation (hereinafter referred to as the “Company”), and David Lamadrid (hereinafter referred to as “Executive”).

1. Term of Employment.  The initial term of this Agreement shall be for one (1) years, beginning on December 1, 2017 (the “Effective Date”) and ending on November 30, 2018.  Upon expiration of the initial term, this Agreement shall automatically renew for successive terms of one (1) year, unless, without limiting the application of Sections 5, 6 and 7 of this Agreement, either party, at least sixty (60) days prior to such renewal, gives the other party written notice of intent not to renew.

2. Duties and Responsibilities.  The Company hereby employs Executive as President and Chief Financial Officer with such powers and duties in that capacity as may be established from time to time by the Board of Directors of the Company in its discretion. In addition, Executive will devote his entire time, attention and energies to the business of the Company and its subsidiaries in such capacity as may be requested by the Board of Directors of the Company from time to time in its discretion during the term of this Agreement. During his employment, Executive will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage.  Executive shall use his best efforts and skill to best promote the business and the interests of the Company.  Executive shall at all times use his best efforts to preserve and maintain the business relationships between the Company and its executives, employees, clients, suppliers and vendors.

3. Compensation.

(a) Base Salary.  During the term of this Agreement, the Company will pay a base salary of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum to Executive, payable in installments according to the Company’s normal payroll practices and less legal and applicable withholdings.

(b) Salary Increases.  The Company may, in its sole discretion, increase Executive’s salary from time to time, depending on criteria such as Executive’s performance and the financial performance of the Company.

(c) Bonus.  In addition to Executive’s base compensation hereunder, Executive shall be entitled to receive, on an annual basis, a performance-based bonus (i) in cash equal to two percent (2%) of the Company’s annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (ii) in restricted shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company equal to three percent (3%) of EBITDA.  The bonus shall be payable sixty (60) days following the end of each calendar year during the term of this Agreement.  As an express condition of Executive’s receipt of the bonus, Executive must be employed with the Company on the last day of the applicable calendar year.  Executive shall not be entitled to any partial or pro-rated bonus if Executive is not employed at the end of any calendar year during the term of this Agreement.

(d) Vacation.  Executive shall be entitled to two weeks’ vacation per year during each of the first two years following the Effective Date, three weeks’ vacation during the third year following the Effective Date, and four weeks’ vacation per year during each year thereafter during the term of this Agreement.

(e) Holidays, Sick Days and Personal Days.  Executive shall be entitled to paid holidays and sick days in accordance with the Company’s policies applicable to all employees.

(f) Salary Continuation.  If Executive is unable to work due to a physical or mental illness (of a nature that meets the definition of “total disability” for purposes of any Company disability insurance), the Company shall continue Executive’s base salary for up to 90 days after Executive first becomes disabled.  This provision shall only apply once during the term of this Agreement.

(g) Health, Life and Disability Insurance and Profit Sharing Plans.  Executive shall be entitled to participate in Company group health, life, disability, stock option, retirement, or 401(k) plans or programs, if and when such plans or programs are offered by the Company, subject to the Executive having met any eligibility requirements for participation therein.

(h) Restricted Stock Signing Bonus.  The Company shall grant to Executive, on the Effective Date, 500,000 shares of restricted common stock in the Company. The shares shall become fully vested on the final day of the initial term of this Agreement assuming the Executive remains employed by the Company on such date.  The grant of such restricted shares shall be evidenced by a restricted stock grant agreement that contains these terms and other provisions generally applicable to the Company’s restricted stock, including the restrictions that Executive may not sell, transfer, pledge or assign such restricted shares, may not vote such restricted shares, and will not have the right to receive any dividends on the restricted shares until time as the restricted shares shall be fully vested.

(i) Expense Reimbursement.  The Company shall reimburse Executive for his expenses incurred in providing services to the Company, including expenses for travel, entertainment and similar items, in accordance with the Company’s reimbursement policies as determined from time to time by the Board of the Company.

(j) Location.  At the request of the Board of Directors or Chief Executive Officer of the Company, for the first 120 days of employment, Employee shall render the services contemplated hereby five days per week from the principal office of the Company located in the Las Vegas, Nevada metropolitan area. The reasonable travel, lodging, meals, and related expenses with respect to such stay or stays in the Las Vegas, Nevada metropolitan area to be paid by the Company consistent with the reasonable expense reimbursement policies of the Company in effect from time to time.
(k) Indemnification. The Company shall provide indemnification of any legal proceedings brought against Executive as employee, officer, or director of Company, provided such action is not caused by Executive’s criminal or willful misconduct.  The Executive shall be entitled to liability insurance coverage on the same basis as other directors and officers of the Company, if and when such plans are offered by the Company.
4. Performance Review.  The Company shall provide Executive with an interim review and evaluation of his performance on each anniversary of this Agreement.  It is contemplated that this review will normally occur in October of each year, but said review may be postponed or delayed in appropriate circumstances.  Executive shall be responsible for taking action to initiate the performance review.

5. Death or Disability.

(a) In the event of Executive’s death, this Agreement and the Employment’s salary and compensation shall automatically end.

(b) Subject to Section 3(f), if Executive becomes unable to perform his employment duties on a full-time basis the during the term of this Agreement, his compensation under this Agreement shall automatically be suspended after any accrued paid time off has been exhausted and shall continue to be suspended until such time as Executive becomes able to resume his job duties for the Company.  In the event that Executive becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months during the term of this Agreement, this Agreement and Executive’s employment will be automatically terminated.

6. Termination by Company.

(a)          The Company may terminate this Agreement, and Executive’s employment, “for cause” at any time.  As used herein, “for cause” shall mean any one of the following:

(i)                     The willful breach or habitual neglect by Executive of his job duties and responsibilities after notice by the Company; or
(ii)                    Conviction of any felony that should cause Executive to be unfit for continued employment by the Company or prevent Executive from performing his duties hereunder; or
(iii)                   Commission of an act of “dishonesty,” which act directly or indirectly involves the Company (an act of Executive shall not be deemed to be “dishonest” if Executive took such action in Executive’s good faith belief that it was honest and in the best interest of the Company); or
(iv)                  Any act or omission deemed as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time; or

(v)                   A material breach of this Agreement, after notice and an opportunity to cure.

In the event the Company terminates Executive’s employment for cause, Executive’s salary and any additional cash or equity compensation that would otherwise be payable for that calendar year and prior years and subsequent years shall automatically terminate and be forfeited.

(b)           (i)                    If Executive terminates his employment for “Good Reason” (as hereinafter defined), Executive will be entitled to receive, in lieu of salary and other benefits under the Agreement, (A) an amount equal to his then-current base salary, payable monthly for a period of one year less the salary already received during such year, (B) continued coverage under all benefit plans he is then participating in until the sooner of one year after termination or one month after he becomes employed and eligible for other comparable coverage, and (C) a pro rata portion of the bonus referenced in Section 3(c) for such bonus calculation year.

(ii)                    For purposes hereof, the term “Good Reason” shall mean (A) the termination of this Agreement by the Employee following a Substantial Breach if such Substantial Breach shall not have been cured by the Company within 15 days of receipt by the Board of written notice from the Employee of the occurrence of such Substantial Breach, describing such Substantial Breach in reasonable detail and identifying such occurrence or circumstance as a Substantial Breach under this Agreement, or (B) a Change of Control (as hereinafter defined) after which, within six months, the Company shall terminate this Agreement without cause.

(iii)                   For purposes hereof, the term “Substantial Breach” means (i) any material breach by the Company of its obligations to compensate the Employee pursuant to the terms and conditions of this Agreement or (ii) a material reduction in the Employee’s title or responsibilities; provided, however, that Substantial Breach shall not include a termination of the Employee’s employment for cause or due to death or Disability; and provided, further, that no Substantial Breach shall be deemed to exist at any time that a basis for termination for cause exists.

(iv)                   For purposes hereof, the term “Change of Control” shall mean (i) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by any Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), other than a restructuring by Company where outstanding shares of Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of Company own all of the outstanding shares of the Acquiring Person, (ii) a sale or other disposition of all or substantially all of the assets of Company (on a consolidated basis) in a single transaction or series of related transactions, (iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by Company in which the power to cast the majority of the eligible votes, after the Alternative Solutions acquisition is completed.  at a meeting of Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (iv) a capital reorganization or reclassification of the Common Stock (other than a reorganization or reclassification in which the Common Stock are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of the Company immediately prior to such transaction own the Common Stock or other voting stock of the Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction). Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

(c)          Notwithstanding anything herein to the contrary, until such date as the Company shall make aggregate payments of no less than $8,000,000 with respect to the acquisition of Alternative Solutions LLC and the Oasis companies owned thereby, this Agreement may be terminated in the sole discretion of the Company and without any further liability with respect hereto upon 30 days prior written notice to Employee.  In the event Executive is terminated pursuant to this Section 6(c), and by the date of this termination Company has paid a minimum of $1.8 million to Alternative Solutions LLC and the Oasis companies, then any and all restricted stock and/or stock options granted to Executive (including without limitation restricted stock granted to Executive pursuant to Section 3(h) hereof) shall be deemed fully vested and exerciseable immediately upon Executive’s termination.

7. Effect on Restricted Stock and Stock Options in Event of Termination.  Upon termination of this Agreement by the Company for cause, any restricted stock or stock options granted, or to be granted, pursuant to Section 3(h) hereof that have not been earned or vested as of the date of termination shall be cancelled.  Upon termination of this Agreement by the Company without cause, any restricted stock or stock options granted pursuant to Section 3(h) hereof that have been earned, if applicable, but are not vested shall vest immediately upon the date of termination.

8. Cooperation.  Upon the termination of this Agreement for any reason, Executive agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities, which Executive performed for the Company.  Further, after termination of this Agreement, Executive will upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become party.

9. Confidentiality, Non-Compete and Property Rights.  As a material inducement to the Company to enter into this Agreement, Executive has executed and delivered, or will execute and deliver, effective as of the Effective Date, a Confidentiality, Non-Compete and Property Rights Agreement (“Non-Compete Agreement”) in substantially the form attached hereto as Exhibit A. Upon the Effective Date, Executive shall have resigned as an officer, director, and/or employee from any and all businesses with which he is or has been affiliated other than the Permitted Entities identified in the Non-Compete Agreement.

10. Resolution of Disputes by Arbitration.  Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in Miami, Florida in accordance with the rules then existing of the American Arbitration Association.  Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards.  This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of the Non-Compete Agreement.  The prevailing party shall be entitled to payment for all costs and reasonable attorneys’ fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

11. Adequate Consideration.  Executive expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

12. Effect of Prior Agreements.  This Agreement supersedes any prior agreement or understanding between the Company and Executive.

13. Limited Effect of Waiver by Company.  If the Company waives a breach of any provision of this Agreement by Executive, that waiver will not operate or be construed as a waiver of later breaches by Executive.

14. Notices.  All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be delivered personally, by overnight courier or by certified mail, with postage prepaid and with a return receipt requested, addressed to the party concerned at the following addresses:

If to the Company:                                               CLS Holdings USA, Inc.
11767 S. Dixie Hwy.
Suite 115
Miami, Florida 33156
Attn: Jeffrey Binder

With a copy to:                                                    Broad and Cassel
1 North Clematis Street
Suite 500
West Palm Beach, Florida  33401
Attn:  Kathleen L. Deutsch, P.A.

If to Executive:                                                      David Lamadrid
***************
***************

15. Severability.  If any provision of this Agreement is held invalid for any reason, such invalid provision shall be reformed, to the extent possible, to best reflect the intention of the parties, and the other provisions of this Agreement will remain in effect, insofar as they are consistent with law.

16. Assumption of Agreement by Company’s Successors and Assigns.  At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assigns.  Executive may not assign his rights and obligations under this Agreement.

*Redacted for privacy purposes.

17. Applicable Law.  Executive and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Florida, without giving effect to Florida’s choice of law provisions.

18. Entire Agreement; Oral Modifications Not Binding.  This instrument is the entire Agreement between the Company and Executive with respect to the subject matter hereof.  Executive agrees that no other promises or commitments have been made to Executive.  This Agreement may be altered by the parties only by a written Agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on November 30, 2017.

CLS HOLDINGS USA, INC.	EXECUTIVE

By: /s/ Jeffrey Binder	/s/ David Lamadrid
Jeffrey Binder Chairman, President and Chief Executive Officer	David Lamadrid

EXHIBIT A

CONFIDENTIALITY. NON-COMPETE
AND PROPERTY RIGHTS AGREEMENT

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